EXHIBIT 99.1

CENTER FINANCIAL CORPORATION AND LIBERTY BANK OF NEW YORK

SIGN MEMORANDUM OF UNDERSTANDING

LOS ANGELES, CA – February 20, 2004 – Center Financial Corporation (NASDAQ NM: CLFC) and Liberty Bank of New York (Liberty Bank) today announced the signing of a Memorandum of Understanding whereby Center Financial Corporation will acquire Liberty Bank in a cash transaction. The Memorandum indicates Liberty Bank will be merged into Center Financial Corporation’s wholly owned subsidiary, Center Bank, headquartered in Los Angeles, California. Financial terms were not disclosed. Upon successful completion of due diligence, Center Financial and Liberty Bank will move forward to execute a definitive agreement.

Liberty Bank of New York, with total assets of $73.5 million as of December 31, 2003, focuses on serving the Korean-American business community in the New York metropolitan area. Liberty Bank operates two full-service branch offices located in Manhattan and Flushing. It is a commercial bank chartered under the New York State Banking Laws and insured by the Federal Deposit Insurance Corporation (FDIC).

Center Financial Corporation, the financial holding company of Center Bank, had total assets of $1.0 billion at year-end 2003. Founded in 1986, Center Bank is a community bank offering a full-range of financial services and is one of the nation’s largest financial institutions focusing on the Korean-American community. It specializes in commercial and SBA loans and trade finance products for multi-ethnic and small business customers. Center Bank operates 13 full-service branches throughout Southern California and five loan production offices located in Phoenix, Seattle, Denver, Las Vegas and Washington D.C. Center Bank is a California state-chartered and FDIC-insured financial institution.

The transaction is subject to the completion of due diligence, the execution of a definitive agreement, appropriate regulatory approvals and the approval of the Board of Directors and the stockholders of Liberty Bank.

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The cautionary statements contained in Center Financial Corporation’s filings made from time to time with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the ability of Center Financial and Liberty Bank of New York to execute definitive agreements following on and pursuant to the Memorandum of Understanding. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. Center Financial Liberty Bank of New York expressly disclaim any obligation to update or revise any forward-looking statements found herein to reflect any changes in the either of the company’s expectations of results or any change in events.